Global Transaction Services

SECURITIES ACCOUNT CONTROL AGREEMENT

SECURITIES ACCOUNT CONTROL AGREEMENT

Dated as of: August 2, 2011

among

UBS Securities LLC, as “Secured Party”,

Each fund listed on Exhibit B attached hereto, severally and not jointly, each as “Pledgor”, and

Citibank, N.A., New York Offices, as “Securities Intermediary”

Account Numbers: See Exhibit B

BACKGROUND

The Pledgor has granted the Secured Party a security interest in the financial assets (including any security entitlement) in the securities account identified above (the Account), maintained by the Securities Intermediary as custodian for the Pledgor, and in the Account. The parties are entering into this Agreement to provide for the control of the financial assets and Account as a means to perfect the security interest of the Secured Party. The Securities Intermediary has no responsibility to the Secured Party in respect to the validity or perfection of such security interest otherwise than to act in accordance with the terms and conditions of this Agreement.

All references herein to the “UCC” refer to the Uniform Commercial Code as in effect from time to time in the State of New York. Terms defined in the UCC have the same meanings when used herein.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.	Establishment of Account. The Securities Intermediary confirms that:

(i) The Securities Intermediary has established Account, and the Account is a “securities account” as defined in Section 8-501 of the UCC;

(ii) The Securities Intermediary is acting as a “securities intermediary” (as defined in Section 8-102 of the UCC) in respect of the Account;

(iii)     The Securities Intermediary will treat the Pledgor and/or the Secured Party, subject to the terms of this Agreement, as entitled to exercise the rights that comprise all financial assets from time to time credited to the Account; and

(iv)     All financial assets credited to the Account will be registered in the name of the Securities Intermediary, indorsed to the Securities Intermediary or in blank or credited to another securities account maintained in the name of the Securities Intermediary and in no case will any financial asset credited to the Account be registered in the name of the Pledgor, payable to the order of the Pledgor or specially indorsed to the Pledgor unless such financial asset has been further indorsed to the Securities Intermediary or in blank.

Securities Account Control Agreement

Section 2.	“Financial Assets” Election. The parties hereto agree that each item of property (whether investment property, financial asset, security, instrument or other property) credited to the Account will be treated as a “financial asset” within the meaning of Sections 8-102(a)(9) and 8-103 of the UCC.

Section 3.	Entitlement Orders. The Securities Intermediary agrees to comply with any “entitlement order” (as defined in Section 8-102 of the UCC) originated by the Secured Party and relating to the Account or any financial asset credited thereto without further consent by the Pledgor or any other person. The Pledgor consents to the foregoing agreement by the Securities Intermediary. All financial assets delivered to the Account shall be free and clear of all prior liens, claims and encumbrances (other than liens solely in favor of the Secured Party), and Pledgor will not cause or allow any of the financial assets, whether now owned or hereafter acquired, to be or become subject to any liens, security interests, mortgages or encumbrances of any nature other than security interests solely in the Secured Party’s favor; further, financial assets consisting of securities shall be delivered in good deliverable form (or the Secured Party shall have the power to place such securities in good deliverable form) in accordance with the requirements of the primary market or markets for such securities. Pledgor shall execute such documents and take such other action as the Secured Party shall reasonably request in order to perfect the Secured Party’s rights with respect to any such financial assets and, in the case of an investment property, grant the Secured Party control (within the meaning of Sections 8-106 and 9-106 of the UCC) thereof. In addition, Pledgor appoints the Secured Party as Pledgor’s attorney-in-fact to act on Pledgor’s behalf to sign, seal, execute and deliver all documents, and do all such acts as may be required, to perfect (and, in the case of investment property, grant the Secured Party control thereof) the security interests created hereunder in, or realize upon all rights in, the financial assets.

Section 4.	Waiver of Lien; Waiver of Set-off. The Securities Intermediary hereby acknowledges the continuing first priority security interest granted to the Secured Party by Pledgor and waives any security interest, lien or right to make deductions or setoffs that it may now have or hereafter acquire in or with respect to the Account, any financial asset credited thereto or any security entitlement in respect thereof. Neither the financial assets credited to the Account nor the security entitlements in respect thereof will be subject to deduction, set-off, banker’s lien, or any other right in favor of any person other than the Secured Party.

Section 5.	Choice of Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York. The State of New York shall be deemed to be the Securities Intermediary’s jurisdiction for purposes of the UCC (including, without limitation, Section 8-110 thereof).

Section 6.	Other Agreements. There is no agreement (except this Agreement) between the Securities Intermediary and the Pledgor with respect to the financial assets and the Account except for the custodial services agreement between the Securities Intermediary and the Pledgor as specified in this Agreement. As between the Securities Intermediary and the Pledgor, the Account will be an account under the custodial services agreement and this Agreement shall be an addendum to the custodial services agreement. In the event of any conflict between this Agreement (or any portion hereof) and the custodial services agreement or any other agreement between the Securities Intermediary and the Pledgor with respect to the financial assets or the Account, whether now existing or hereafter entered into, the terms of this Agreement shall prevail.

Securities Account Control Agreement

Section 7.	Amendments. No amendment or modification of this Agreement or waiver of any right hereunder shall be binding on any party hereto unless it is in writing and is signed by all the parties hereto.

Section 8.	Notice of Adverse Claims. Except for the claims and interests of the Secured Party and the Pledgor, the Securities Intermediary does not know of any claim to, or interest in, the Account, any financial asset credited thereto or any security entitlement in respect thereof. If any person asserts any lien, encumbrance or adverse claim (including any writ, garnishment, judgment, attachment, execution or similar process) against the Account, any financial asset credited thereto or any security entitlement in respect thereof, the Securities Intermediary will promptly notify the Secured Party and the Pledgor thereof.

Section 9.	Maintenance of Account. In addition to, and not in lieu of, the obligation of the Securities Intermediary to honor entitlement orders as agreed in Section 3 hereof, the Securities Intermediary agrees to maintain the Account as follows:

A. Pledgor Entitlement Orders and Substitutions.

Until the Securities Intermediary receives a Notice of Exclusive Control from the Secured Party, the Securities Intermediary may accept and comply with any joint instructions of the Pledgor and the Secured Party with regard to the Account or any financial asset.

Notwithstanding the foregoing, Pledgor may substitute or exchange the financial assets in the Account provided Secured Party has not delivered a Notice of Exclusive Control and only after Pledgor notifies Secured Party of the contemplated substitution or exchange and Secured Party advises Securities Intermediary that such substitution or exchange is acceptable.

B.     Notice of Exclusive Control. After the Securities Intermediary receives a written notice in substantially the form of Exhibit A hereto from the Secured Party that is exercising exclusive control over the Account (a “Notice of Exclusive Control”), the Securities Intermediary will cease complying with entitlement orders of the Pledgor or any of its agents. The Securities Intermediary shall be required only to make free deliveries of any financial assets pursuant to any entitlement order from Secured Party given after a Notice of Exclusive Control.

C.     Voting Rights and Corporate Actions. Until the Securities Intermediary receives a Notice of Exclusive Control, the Pledgor is entitled to direct the Securities Intermediary with respect to the voting of any financial assets credited to the Account or the exercise of any other election or matter requiring discretionary action with regard to financial asset in the Account.

D.     Statements and Confirmations. The Securities Intermediary will promptly provide by electronic means copies of all statements, confirmations and other correspondence concerning the Account and/or any financial assets credited thereto simultaneously to each of the Secured Party and the Pledgor at their respective addresses specified this Agreement or otherwise as the Securities Intermediary reasonably determines. The Securities Intermediary will provide Secured Party with (i) daily Account statements via SWIFT in the form of MT 535 messages, (ii) a daily report of financial assets held in the Account by 10 a.m. (New York time) on each business day or (iii) information only internet access to such financial assets reports. If such means of communication are not operational, Securities Intermediary shall use reasonable efforts to furnish advices and statements through alternative means.

Securities Account Control Agreement

Section 10.	Representations, Warranties and Covenants of the Securities Intermediary. The Securities Intermediary makes the following representations, warranties and covenants:

(i)       The Account has been established as set forth in Section 1 above and will be maintained in the manner set forth herein until this Agreement is terminated. The Securities Intermediary will not change the name or account number of the Account without the prior written consent of the Secured Party;

(ii) This Agreement is a valid and binding agreement of the Securities Intermediary enforceable in accordance with its terms; and

(iii)     Except with regard to the custodial services agreement between the Securities Intermediary as provided in Section 6 of this Agreement, the Securities Intermediary has not entered into, and until the termination of this Agreement will not enter into, any agreement with any person (other than the Secured Party) relating to the Account and/or any financial asset credited thereto pursuant to which it has agreed, or will agree, to comply with entitlement orders of such person. The Securities Intermediary has not entered into any other agreement with the Pledgor or the Secured Party purporting to limit or condition the obligation of the Securities Intermediary to comply with entitlement orders as agreed in Section 3 hereof.

Section 11.	Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

Section 12.	Notices. Each notice, request or other communication given to any party hereunder shall be in writing (which term includes facsimile or other electronic transmission as the Securities Intermediary reasonably determines with notice to the Secured Party and the Pledgor and subject to such security procedures or requirements as the Securities Intermediary shall specify) and, as applicable, shall be effective (i) on the date delivered or delivery is attempted to such party at its address specified below, (ii) on the date sent to such party by facsimile (it being agreed that the burden of proving transmission may be met by a transmission report generated by the sender’s facsimile machine) or electronic messaging system (provided that sender is not subsequently notified by such system of a failure to send) or other electronic transmission acceptable to the Securities Intermediary, or (iii) on the date delivered or delivery is attempted if being sent to such party by certified or registered United States mail, addressed to it at its address specified below, with return receipt requested and first class or airmail postage prepaid:

Pledgor:	Diamond Hill Funds and Diamond Hill Financial Trends Fund, Inc.

Facsimile:

Telephone:	(614) 255-3341

Address:	325 John H. McConnell Boulevard, Suite 200 Columbus, Ohio 43215

Attention:	Gary Young

Securities Account Control Agreement

Secured Party:	UBS Securities LLC

Facsimile:	(212) 713-3217

Telephone:	(212) 713-9090

Address:	1285 Avenue of the Americas New York, New York 10019

Attention:	Prime Broker Services

Securities Intermediary:	Citibank, N.A.

Facsimile:	(614) 470-8715

Telephone:	(614) 470-8071

Address:	3435 Stelzer Road Columbus, Ohio 34425

Attention:	Bryan Haft

Any party may change its address and/or facsimile number for purposes of this Section by giving notice of such change to the other parties in the manner specified above. Only the Securities Intermediary may specify any change in electronic transmission methods.

Section 13.	Termination. Any party hereto may terminate this Agreement on 30 days’ notice to all of the other parties; provided, however that the status of any short sales, and of financial assets held at the time of such termination to margin such short sales, shall not be affected by such termination until the release of such financial assets pursuant to applicable law or regulations or rules of any self regulatory organization to which the Secured Party is subject. In the event of the release of excess financial assets as determined by Secured Party, such excess financial assets shall be transferred to a proper custody account of the Pledgor with the Securities Intermediary. Upon receipt of a notice of termination from the Pledgor, the Securities Intermediary shall cease accepting any entitlement order from the Pledgor.

If the Secured Party notifies the Securities Intermediary that its security interest in the Account or all of the financial assets therein has terminated, this Agreement will terminate immediately. Section 14 will survive termination of this Agreement.

Section 14.	Indemnity; Securities Intermediary’s Responsibility. The Pledgor and, following the delivery of the Notice of Exclusive Control, the Secured Party, agrees to indemnify, defend and hold harmless the Securities Intermediary against any loss, liability or expense (including reasonable fees and disbursements of counsel) incurred in connection with this Agreement, including any action taken by the Securities Intermediary pursuant to the instructions of the Secured Party, except to the extent due to the negligence or willful misconduct of the Securities Intermediary or breach of any of the provisions hereof. Pledgor confirms and agrees that the Securities Intermediary shall not have any liability to the Pledgor for wrongful dishonor of any items as a result of any instructions of the Secured Party. The Securities Intermediary shall have no duty to inquire or determine whether the obligations of the Pledgor to the Secured Party are in default or whether the Secured Party is entitled to give any such instructions and the Securities Intermediary is fully entitled to rely upon such instructions from the Secured Party (even if such instructions are contrary or inconsistent with any instructions or demands given by the Pledgor).

Securities Account Control Agreement

This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

SIGNATURES

DIAMOND HILL FINANCIAL TRENDS FUND, INC. and DIAMOND HILL FUNDS on behalf of the funds listed in Exhibit B

By:

Name: James F. Laird

Title: President

UBS SECURITIES LLC

By:

Name: Richard Niemeyer

Director and Counsel

Title: Region Americas Legal

By:

Name: Kim Oriol

Director

Title: Reg. Americas Legal

CITIBANK, N.A., NEW YORK OFFICES

By:

Name: Christine Lin

Title: Vice President

Securities Account Control Agreement

Exhibit A

[Letterhead of Secured Party]

[Date]

[Name and Address of Securities Intermediary]

Attention:

Re:	Notice of Exclusive Control

Ladies and Gentlemen:

As referenced in the Securities Account Control Agreement dated as of                      , 2011 among [Pledgor], us and you (a copy of which is attached), we notify you that we will hereafter exercise exclusive control over securities account number                  (the “Account”), all financial assets from time to time credited thereto and all security entitlements in respect thereof. You are instructed not to accept any directions, instructions or entitlement orders with respect to the Account or the financial assets credited thereto from any person other than the undersigned unless otherwise ordered by a court of competent jurisdiction.

Very truly yours,

By:
Name:
Title:

Securities Account Control Agreement

Exhibit B

Funds	Collateral Account Title/Number

DIAMOND HILL FINANCIAL TRENDS FUND, INC.	DIAMOND HILL FINANCIAL TRENDS FUND, INC. F/B/O UBS SECURITIES LLC/207082

DIAMOND HILL LONG-SHORT FUND	DIAMOND HILL LONG-SHORT FUND F/B/O UBS SECURITIES LLC/207084

DIAMOND HILL FINANCIAL LONG-SHORT FUND	DIAMOND HILL FINANCIAL LONG-SHORT FUND F/B/O UBS SECURITIES LLC/207083

EXHIBIT C

To Account Control Agreement Among Diamond Hill Capital Management, Inc.,

on Behalf of Each Fund listed on Exhibit B,

UBS Securities LLC,

And Citibank, N.A., New York Offices

Dated: 7/29/2011

ADDITIONAL AUTHORIZED PERSONS FOR UBS SECURITIES LLC

Bank is directed to accept and act upon Instructions from Broker received from any one of the following persons at UBS Securities LLC.